EXHIBIT 22.1
                                                                    ------------

                               SEABRIDGE GOLD INC.

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the shareholders of SEABRIDGE GOLD INC. (herein called the "Corporation") will be held at The Albany Club, 91 King Street East, Toronto, Ontario, Canada M5C 1G3 on Thursday, June 9, 2005 at the hour of 4:30 p.m. (Toronto time) for the following purposes:

1. to receive and consider the audited financial statements of the Corporation for the year ended December 31, 2004 and the auditors' reports thereon;

2.   to appoint the auditors for the ensuing year;

3. to authorize the directors to fix the remuneration to be paid to the auditors;

4.   to elect Directors for the ensuing year;

5.   to transact such other business as may properly come before the Meeting.

The accompanying management proxy circular provides additional information relating to the matters to be dealt with at the meeting and is deemed to form part of this notice.

If you are unable to attend the meeting in person, please complete, sign and date the enclosed form of proxy and return the same within the time and to the location set out in the form of proxy accompanying this notice.

DATED at Toronto, Ontario this 25th day of April, 2005.

BY ORDER OF THE BOARD OF DIRECTORS


signed "Rudi Fronk"
--------------------------
Rudi p. Fronk
President & Chief Executive Officer

                               SEABRIDGE GOLD INC.

                            MANAGEMENT PROXY CIRCULAR
                   (As at April 25, 2005, except as indicated)

SOLICITATION OF PROXIES

This management proxy circular is furnished in connection with the solicitation of proxies by the management of Seabridge Gold Inc. (the "Corporation") for use at the Annual Meeting of Shareholders (the "Meeting") of the Corporation to be held on June 9, 2005 and at any adjournments thereof. The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Corporation or by agents retained and compensated for that purpose. The cost of solicitation will be borne by the Corporation.

APPOINTMENT OF PROXYHOLDER

The purpose of a proxy is to designate persons who will vote the proxy on a shareholder's behalf in accordance with the instructions given by the shareholder in the proxy. The persons whose names are printed in the enclosed form of proxy for the Meeting are officers or directors of the Corporation (the "Management Proxyholders").

A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN A MANAGEMENT PROXYHOLDER, TO REPRESENT THE SHAREHOLDER AT THE MEETING BY STRIKING OUT THE NAMES OF THE MANAGEMENT PROXYHOLDERS AND BY INSERTING THE DESIRED PERSON'S NAME IN THE BLANK SPACE PROVIDED OR BY EXECUTING A PROXY IN A FORM SIMILAR TO THE ENCLOSED FORM. A PROXYHOLDER NEED NOT BE A SHAREHOLDER.

VOTING BY PROXY

ONLY REGISTERED SHAREHOLDERS OR DULY APPOINTED PROXYHOLDERS ARE PERMITTED TO VOTE AT THE MEETING. Shares represented by a properly executed proxy will be voted or be withheld from voting on each matter referred to in the Notice of Meeting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE AND THE SHAREHOLDER HAS APPOINTED ONE OF THE MANAGEMENT PROXYHOLDERS AS PROXYHOLDER, THE MANAGEMENT PROXYHOLDER WILL VOTE IN FAVOUR OF THE MATTERS SPECIFIED IN THE NOTICE OF MEETING AND IN FAVOUR OF ALL OTHER MATTERS PROPOSED BY MANAGEMENT AT THE MEETING.

THE ENCLOSED FORM OF PROXY ALSO CONFERS DISCRETIONARY AUTHORITY UPON THE PERSON NAMED THEREIN AS PROXYHOLDER WITH RESPECT TO AMENDMENTS OR VARIATIONS TO MATTERS IDENTIFIED IN THE NOTICE OF THE MEETING AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. At the date of this Management Proxy Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be received at the office of Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 or Fax 1-866-249-7775 not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

NON-REGISTERED HOLDERS

ONLY SHAREHOLDERS WHOSE NAMES APPEAR ON THE RECORDS OF THE CORPORATION AS THE REGISTERED HOLDERS OF SHARES OR DULY APPOINTED PROXYHOLDERS ARE PERMITTED TO VOTE AT THE MEETING. Most shareholders of the Corporation are "non-registered" shareholders because the Shares they own are not registered in their names but are instead registered in the name of a nominee such as a brokerage firm through which they purchased the shares, bank, trust company, trustee or administrator of self-administered RRSP's, RRIF's, RESP's and similar plans; or clearing agency such as The Canadian Depository for Securities Limited (a "NOMINEE"). If you purchased your shares through a broker, you are likely an unregistered holder.

In accordance with securities regulatory policies, the Corporation has distributed copies of the Meeting materials, being the Notice of Meeting, this Management Proxy Circular and the Proxy, to the Nominees for distribution to non-registered holders.

Nominees are required to forward the Meeting materials to non-registered holders to seek their voting instructions in advance of the Meeting. Shares held by Nominees can only be voted in accordance with the instructions of the non-registered holder. The Nominees often have their own form of proxy, mailing procedures and provide their own return instructions. If you wish to vote by proxy, you should carefully follow the instructions from the Nominee in order that your Shares are voted at the Meeting.

If you, as a non-registered holder, wish to vote at the Meeting in person, you should appoint your self as proxyholder by writing your name in the space provided on the request for voting instructions or proxy provided by the Nominee and return the form to the Nominee in the envelope provided. Do not complete the voting section of the form as your vote will be taken at the Meeting.

In addition, Canadian securities legislation now permits the Corporation to forward meeting materials directly to "non objecting beneficial owners". If the Corporation or its agent has sent these materials directly to you (instead of through a Nominee), your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Nominee holding on your behalf. By choosing to send these materials to you directly, the Corporation (and not the Nominee holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

REVOCABILITY OF PROXY

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the registered shareholder or by his attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. This revocation must be delivered either to Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 or to the Corporation at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or to the Chairman at the Meeting or any adjournment thereof. A proxy may also be revoked in any other manner provided by law.

ONLY REGISTERED SHAREHOLDERS HAVE THE RIGHT TO REVOKE A PROXY. NON-REGISTERED HOLDERS WHO WISH TO CHANGE THEIR VOTE MUST, AT LEAST 7 DAYS BEFORE THE MEETING, ARRANGE FOR THEIR RESPECTIVE NOMINEES TO REVOKE THE PROXY ON THEIR BEHALF.

RECORD DATE

The Board of Directors of the Corporation has fixed April 11, 2005 as the record date (the "RECORD DATE") for the purpose of determining shareholders entitled to receive Notice of the Meeting. Only shareholders of record as at the close of business on the Record Date are entitled to receive notice of the Meeting and to vote the common shares held by them, either in person or by proxy, at the Meeting or any adjournment thereof.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares, issuable in series, of which 30,224,785 common shares were issued and outstanding and no preferred shares were issued and outstanding as of the Record Date. The holders of common shares are entitled to one vote for each common share held.

Each ordinary resolution to be voted on at the Meeting must be passed by a simple majority (50%) of the votes cast on the resolution. Each special resolution to be voted on at the Meeting must be passed by 66.66% of the votes cast on the resolution. All resolutions to be passed at the Meeting require a 50% majority to pass.

To the knowledge of the directors and executive officers of the Corporation as of May 3, 2005, the only persons who beneficially own, directly or indirectly, or control or direct voting securities carrying more than 10% of the voting rights attached to all outstanding voting shares of the Corporation are Pan Atlantic Bank and Trust Limited which owns 4,929,652 shares representing 16.3% of the outstanding shares of the Corporation and funds under the control of Friedberg Mercantile Group Ltd. which own 1,050,000 shares, representing 3.5%. Pan Atlantic Bank and Trust Ltd. is ultimately beneficially owned and controlled by Albert D. Friedberg and members of his immediate family; Albert D. Friedberg is the President and a director of Friedberg Mercantile Group Ltd. and holds directly, together with his spouse, 43,400 shares.

ELECTION OF DIRECTORS

The directors of the Corporation are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed. In the absence of instructions to the contrary, the enclosed proxy will be voted for the nominees herein listed.

The Corporation does not have an executive committee. The Corporation is required to have an audit committee. Members of this committee, and other committees of the Board, are as set out below.

Management of the Corporation proposes to nominate each of the following persons for election as a director. Information concerning such persons, as furnished by the individual nominees, is as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                                  NUMBER OF COMMON
                                                                                                 SHARES BENEFICIALLY
                                  PRINCIPAL OCCUPATION OR EMPLOYMENT AND,                        OWNED OR, DIRECTLY
     NAME, MUNICIPALITY OF         IF NOT A PREVIOUSLY ELECTED DIRECTOR,     PREVIOUS SERVICE      OR INDIRECTLY,
    RESIDENCE AND POSITION           OCCUPATION DURING THE PAST 5 YEARS        AS A DIRECTOR       CONTROLLED (4)
----------------------------------------------------------------------------------------------------------------------
JAMES S. ANTHONY(3)              President, Suma Investments Inc., a           Since October      474,791 directly
Toronto, Ontario, Canada         private investment company since 1986.            1999          438,334 indirectly
Chairman of the Board(6)
----------------------------------------------------------------------------------------------------------------------
A. FREDERICK BANFIELD(2),(3)     President, Mintec Inc., a consulting and      Since October           70,000
Tucson, Arizona, USA             software company providing services to            1999
                                 the minerals industry, since 1970.
----------------------------------------------------------------------------------------------------------------------
WILLIAM M. CALHOUN(1),(2)        President, W.M. Calhoun Inc., since 1983,     Since February          43,334
Silverton, Idaho, USA            a minerals industry consulting company.           2000

-------------------------------- ------------------------------------------- ------------------ ----------------------
DR. VAHID FATHI(1),(2)           Director, Stock Research at                   Since December          191,667
Naperville, Illinois, USA        Morningstar.   1997 to 1999 Director and          1999
                                 Senior Mining Analyst at ABN Amro, Inc.
----------------------------------------------------------------------------------------------------------------------
HENRY Z. FENIG(5)                Vice President and  Chief Financial           Since November            Nil
Toronto, Ontario, Canada         Officer, Friedberg Mercantile Group Ltd.,         2001
                                 an investment dealer, futures commission
                                 merchant and portfolio manager since 1983.
----------------------------------------------------------------------------------------------------------------------
LOUIS J. FOX(1),(3)              Private Businessman.  From 1984 to 1999,      Since January           225,000
Taconic, Connecticut, USA        a Senior Vice President of Gerald Metals,         2000
                                 Inc.
----------------------------------------------------------------------------------------------------------------------
RUDI P. FRONK                    President and CEO, Seabridge Gold Inc.        Since October           880,000
Oakville, Ontario, Canada                                                          1999
President and CEO
----------------------------------------------------------------------------------------------------------------------

     (1)  Member of the Audit Committee.
     (2)  Member of the Compensation Committee
     (3)  Member of the Corporate Governance Committee
     (4) Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at April o25, 2005, based upon information furnished to the Corporation by individual directors. Unless otherwise indicated, such shares are held directly.
     (5) Mr. Fenig is an officer of the Friedberg Mercantile Group Ltd. which at April o25, 2005 controlled 1,050,400 common shares of the Corporation. Albert D. Friedberg is the President and a director of Friedberg Mercantile Group Ltd. See above under heading Voting Shares and Principal Holders Thereof.
     (6) The position of Chairman is non-executive; the primary responsibilities are those of Lead Director as set out in the Dey Commission Report on Corporate Governance prepared for the TSX.

No proposed director is to be elected under any arrangement or understanding between the proposed director and any other person or company, except the directors and executive officers of the company acting solely in such capacity.

To the knowledge of the Corporation, no proposed director:

(a) is, as at the date of the Management Proxy Circular, or has been, within 10 years before the date of the Management Proxy Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity,

     (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

     (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

     (iii) or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b) has, within the 10 years before the date of the Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

EXECUTIVE COMPENSATION

The following table sets forth all annual and long term compensation for services in all capacities to the Corporation and its subsidiaries for the three most recently completed financial years in respect of each of the individuals comprised of the Chief Executive Officer and the Chief Financial Officer as at December 31, 2004 and the other three most highly compensated executive officers of the Corporation as at December 31, 2004 whose individual total compensation for the most recently completed financial year exceeded $150,000 and any individual who would have satisfied these criteria but for the fact that individual was not serving as such an officer at the end of the most recently completed financial year (collectively "the Named Executive Officers"). The Named Executive Officers of the Corporation are Rudi Fronk, Roderick Chisholm and William Threlkeld.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------------
                       |        |        ANNUAL COMPENSATION         |           LONG TERM COMPENSATION       |             |
--------------------------------------------------------------------------------------------------------------|             |
                       |        |          |          |              |            AWARDS          |   PAYOUTS |             |
                       |        |          |          |              |----------------------------------------|             |
                       |        |          |          |              |   SECURITIES  | RESTRICTED |           |             |
                       |        |          |          |              | UNDER OPTION/ | SHARES OR  |           |             |
        NEO            |        |          |          | OTHER ANNUAL |     SAR'S     | RESTRICTED |   LTIP    |  ALL OTHER  |
      NAME AND         |        | SALARY   |   BONUS  | COMPENSATION |     GRANTED   | SHARE UNITS|  PAYOUTS  |COMPENSATION |
 PRINCIPAL POSITION    |  YEAR  |   ($)    |    ($)   |      ($)     |       (#)     |    ($)     |    ($)    |     ($)     |
----------------------------------------------------------------------------------------------------------------------------
Rudi P. Fronk,            2004    $250,000   $25,000      $18,269(1)       Nil/Nil        Nil         Nil          Nil
President and CEO         2003    $180,000       Nil      $14,348(1)       Nil/Nil        Nil         Nil          Nil
                          2002    $150,000       Nil      $17,234(1)   250,000/Nil        Nil         Nil          Nil
----------------------------------------------------------------------------------------------------------------------------
William E. Threlkeld,     2004    $156,300       Nil             Nil       Nil/Nil        Nil         Nil          Nil
Senior VP                 2003    $107,000       Nil             Nil       Nil/Nil        Nil         Nil          Nil
                          2002    $124,000       Nil             Nil   300,000/Nil        Nil         Nil          Nil
----------------------------------------------------------------------------------------------------------------------------
Roderick Chisholm,        2004     $96,000   $10,000             Nil   115,000/Nil        Nil         Nil          Nil
Chief Financial Officer   2003     $44,360       Nil             Nil    15,000/Nil        Nil         Nil          Nil
                          2002      $2,000       Nil             Nil    10,000/Nil        Nil         Nil          Nil
----------------------------------------------------------------------------------------------------------------------------

     (1) Other Annual Compensation is comprised of certain educational expenses reimbursed to Mr. Fronk by the Corporation.

                     LONG TERM INCENTIVE PLAN (LTIP) AWARDS

The Corporation does not have a LTIP, pursuant to which cash or non-cash compensation intended to motivate performance over a period greater than one financial year (whereby performance is measured by reference to financial performance or the price of the Corporation's securities), was paid or distributed to the Named Executive Officer(s) during the most recently completed financial year.

           OPTION/STOCK APPRECIATION RIGHTS ("SAR") GRANTS DURING THE
                     MOST RECENTLY COMPLETED FINANCIAL YEAR

The following table sets forth stock options granted during the most recently completed financial year to each of the Named Executive Officers. The Corporation pursues a highly conservative approach to options for officers and directors to ensure that this form of compensation does not provide a short-term incentive to inflate values in contradiction to the Corporation's long-term strategy.

-----------------------------------------------------------------------------------------------------------
                                      % OF TOTAL                      MARKET VALUE OF
                      SECURITIES     OPTIONS/SAR'S                 SECURITIES UNDERLYING
                        UNDER         GRANTED TO     EXERCISE OR      OPTIONS/SAR'S ON
                    OPTIONS/SAR'S    EMPLOYEES IN   BASE PRICE(1)      DATE OF GRANT
       NAME           GRANTED (#)    FISCAL YEAR    ($/SECURITY)       ($/SECURITY)        EXPIRATION DATE
-----------------------------------------------------------------------------------------------------------
Roderick Chisholm     100,000(2)         57.1%          $3.37             $3.37            August 13, 2009
-----------------------------------------------------------------------------------------------------------
Roderick Chisholm       15,000            8.6%          $5.65             $5.65            January 9, 2009
-----------------------------------------------------------------------------------------------------------

     (1) The exercise price of stock options is determined by the Board of Directors, in accordance with TSX Venture Exchange policies.
     (2) In August 2002, the Corporation announced a new stock option plan for directors and senior management. New option grants to directors and senior management are subject to a two-tiered vesting policy designed to better align option compensation with the interests of shareholders. Pursuant to this new policy, in August 2004 the Board granted Mr. Chisholm 100,000 options in lieu of market rate salary. This option grant requires a $6.00 share price for 10 successive days for the first third to vest, a $9.00 share price for the second third and a $12.00 share price for the final third. Once the share price has met the first test, the Corporation's share price performance must exceed the TSX Gold Index by more than 20% over the preceding six months or these options will be cancelled.

A Stock Option Plan was approved by shareholders at the Corporation's 2003 Annual Meeting which placed strict limits on the number, duration and pricing of options. The Plan provides that options will be exercisable over periods of up to 5 years (not the 10 years permitted by the Exchange) as determined by the Board of Directors of the Corporation and are required to have an exercise price no less than the closing market price of the Corporation's shares prevailing on the day that the option is granted (not at a discount of up to 25% as permitted by the Exchange). The maximum number of common shares which may be issued pursuant to options granted under the Stock Option Plan is 2,800,000 shares which is less than 10% of the Corporation's outstanding common shares on a fully diluted basis. Under the Plan, 2,255,000 options have been granted to date of which 246,100 have been exercised, 1,308,900 are exercisable and 700,000 are unexercisable and are subject to the two-tiered vesting conditions.

The Corporation's Board of Directors is sensitive to the concerns of shareholders with respect to the grant of stock options to insiders, namely that they can prove to be a significant but unreported expense to the Corporation and they may provide substantial, short-term windfall profits to insiders due to market conditions unrelated to the Corporation's success. Therefore, in 2002, the Board of Directors adopted new policies to make the grant of stock options more accountable and fairer to shareholders. First, the Corporation voluntarily elected to expense its option grants in its financial statements beginning January 1, 2002. Secondly, in August 2002 the Corporation adopted a vesting policy with respect to insider options to ensure that these options are not exercisable unless the Corporation's shareholders have achieved significant returns exceeding those of the industry. New insider options are now subject to a two-tier vesting policy with the first test being the attainment of a specific share price. Once the share price has met the first test, the Corporation's share price performance must exceed the TSX Gold Index by more than 20% over the preceding six months or these options will be cancelled.

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FINANCIAL YEAR
                    AND FINANCIAL YEAR-END OPTION/SAR VALUES

The following table sets forth details of all exercises of stock options during the most recently completed financial year by each of the Named Executive Officer and directors of the Corporation, and as of December 31, 2004, the number of unexercised options held by the Named Executive Officer and directors, and the value of unexercised in-the-money options on an aggregated basis. The Named Executive Officer and directors did not exercise any options in respect of the Corporation's shares during the most recently completed financial year, other than as listed below:

----------------------------------------------------------------------------------------------------------------------
                                                                     UNEXERCISED              VALUE OF UNEXERCISED
                            SECURITIES                            OPTIONS/SAR'S AT         IN-THE-MONEY OPTIONS/SAR'S
                             ACQUIRED       AGGREGATE VALUE       DECEMBER 31, 2004           AT DECEMBER 31, 2004
                           ON EXERCISE          REALIZED                 (#)                           ($)
NAME                           (#)                ($)         EXERCISABLE/UNEXERCISABLE(1)  EXERCISABLE/UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------
Rudi P. Fronk                  --                  --              298,900/200,000              $966,040/$420,000
----------------------------------------------------------------------------------------------------------------------
William E. Threlkeld           --                  --              150,000/200,000              $418,500/$420,000
----------------------------------------------------------------------------------------------------------------------
Roderick Chisholm              --                  --              40,000/100,000                $50,500/$93,000
----------------------------------------------------------------------------------------------------------------------

     (1) In August 2002, the Corporation announced a new stock option plan for directors and senior management. New option grants to directors and senior management are subject to a two-tiered vesting policy designed to better align option compensation with the interests of shareholders. Pursuant to this new policy, in August 2002 the Board granted each of Mr. Fronk and Mr. Threlkeld 200,000 options and in August, 2004 the Board granted Mr. Chisholm 100,000 options. These option grants require a $6.00 share price for 10 successive days for the first third to vest, a $9.00 share price for the second third and a $12.00 share price for the final third. Once the share price has met the first test, the Corporation's share price performance must exceed the TSX Gold Index by more than 20% over the preceding six months or these options will be cancelled.

  TERMINATION OF EMPLOYMENT, CHANGES IN RESPONSIBILITY AND EMPLOYMENT CONTRACTS

The President, Senior Vice President and Chief Financial Officer of the Corporation were paid a salary of $250,000, US$120,000 and $96,000, respectively for the year ended December 31, 2004. If their employment is terminated after a change of control of the Corporation, each of the President, Senior Vice President and the Chief Financial Officer is entitled to a severance package consisting of 12 month's salary.

Except as disclosed above, the Corporation and its subsidiaries have no compensatory plan or arrangement in respect of compensation received or that may be received by the Named Executive Officers in the Corporation's most recently completed or current financial year to compensate such executive officers in the event of the termination of employment (resignation, retirement, change of control) or in the event of a change in responsibilities following a change in control, where in respect of the Named Executive Officers the value of such compensation exceeds $100,000.

                            COMPENSATION OF DIRECTORS

From its inception, until 2003, the only compensation paid by the Corporation to directors consisted of stock options. In 2003 the Board's Compensation Committee assessed the compensation paid to directors by natural resource companies comparable to Seabridge Gold. Their recommendations were presented to, and approved by, the full Board. Commencing July 1, 2003 the Corporation adopted a compensation plan for directors which provides for annual fees of US$15,000 to each director payable quarterly in arrears plus reimbursement of expenses directly related to their duties as directors. There is no additional compensation for attending meetings or participating in Board committees. This compensation will be reviewed on an annual basis. The Chairman and the President do not receive this compensation. In addition, the Corporation may compensate directors for services they may provide outside the role of a director. All such compensation is fully disclosed in Related Party Transactions in the Notes to the Fiscal Year 2004 Audited Financial Statements. In connection with the $56,700 in technical services provided to the Corporation by a private company controlled by a director, the Board followed its written Conflict of Interest Policy as follows: Management obtained information on the market value of the services to be provided which demonstrated the reasonableness of the director's proposal; the Board reviewed and approved the proposed contract in the absence of the conflicted director. During 2004, the Corporation paid its non-executive Chairman $132,500 to serve as Lead Director responsible for corporate governance matters.

During the most recently completed financial year, there were no grants of options to purchase securities of the Corporation made to the directors of the Corporation.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph shows the cumulative Shareholder return for $100 invested in Common Shares of the Corporation on December 31, 1999 compared to the cumulative total return of the S&P/TSX Venture Composite Index (the "S&P/TSX Index") and the Toronto Stock Exchange Gold & Precious Minerals Totals Returns Index (the "G & PM Index") for the past five years.

[GRAHPIC OMITTED]

         YEAR           1999      2000      2001      2002      2003      2004
    S&P/TSX INDEX       $100     $89.14   $109.57   $137.95   $160.87   $148.20
     G & PM INDEX       $100    $107.41    $93.91    $82.23   $104.20   $119.29
      SEABRIDGE         $100    $117.69    $66.67   $565.01   $883.35   $716.68

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Toronto Stock Exchange Committee on Corporate Governance in Canada has issued a report, (the "TSE Report"), setting out a series of guidelines for effective corporate governance. These guidelines deal with matters such as the constitution and independence of corporate Boards, their functions, the effectiveness and education of Board members and other items dealing with sound corporate governance. The TSE requires that each listed Corporation disclose on an annual basis its approach to corporate governance. The Corporation's approach to corporate governance is described below.

Although it is listed on the TSX Venture Exchange, Seabridge has elected to meet these guidelines because of the Board's wish to meet the highest standards of corporate governance.

MANDATE OF THE BOARD

The Corporation's Board of directors is responsible for the supervision of the management of the Corporation's business and affairs. Under its governing statute (the Canada Business Corporations Act), the Board is required to carry out its duties with a view to the best interests of the Corporation. The Board specifically recognizes its responsibility for the following areas:

(a) representing the interests of the shareholders in all significant decisions affecting the Corporation and ensuring that shareholders are kept informed of developments affecting their Corporation;

(b) reviewing and approving corporate objectives, goals and strategies with a view to enhancing shareholder value;

(c) reviewing and approving the Corporation's operating plans and monitoring performance;

(d) reviewing significant operational and financial issues as they arise and providing direction to management on these matters;

(e) acting diligently to ensure that the Corporation fulfils its legal and regulatory requirements;

(f) evaluating the effectiveness of senior management and establishing their compensation; and

(g) evaluating whether of not directors receive the information they require to perform their duties as directors.

The frequency of the meetings of the Board of directors as well as the nature of agenda items change depending upon the state of the Corporation's affairs and in light of opportunities or risks which the Corporation faces.

COMPOSITION OF THE BOARD

The TSE Report recommends that a Board of directors be constituted with a majority of individuals who qualify as "unrelated directors". The TSE Report defines an "unrelated director" as a director who is independent of management and free from any interest and any business or other relationship, which could, or could reasonably be perceived to, materially interfere with that director's ability to act with a view to the best interest of the Corporation, other than an interest arising from shareholding. The Corporation does not have a "significant" shareholder, defined in the TSE Report as a shareholder with the ability to exercise a majority of votes for the election of directors.

The directors have examined the relevant definitions in the TSE Report and have individually considered their respective interests in and relationship with the Corporation. As a consequence, the Board has concluded that six of the Board's present seven members are "unrelated" within the meaning of the TSE Report:
James S. Anthony; Frederick A. Banfield; William Calhoun; Dr. Vahid Fathi; Henry Fenig; and Louis J. Fox. The Corporate Governance Committee is responsible for reviewing and recommending a suitable approach for the Corporation to assess director performance.

The Board considers seven directors to be an appropriate size for the Board at the current time. The Board believes that the inclusion of the President and Chief Executive Officer, Rudi P. Fronk, on the Corporation's Board of directors is useful to the effective governance of the Corporation. Each director brings to the Board a specific area of expertise which is instrumental in creating a Board which is able to implement the Corporation's strategy effectively.

At present, in addition to those matters which must by law be approved by the Board, management seeks Board approval for any transaction which is out of the ordinary course of business or could be considered to be material to the business of the Corporation.

Committees

The Board has assigned specific governance responsibilities to three committees. A description of the mandate of each committee follows:

Audit Committee

The Audit Committee of Seabridge is a committee of the Board composed entirely of three outside and unrelated directors. Its overall goal is to ensure that the Corporation adopts and follows a policy of full, plain, true and timely disclosure of material financial information to its stakeholders. It reviews all material matters affecting the risks and financial well being of the Corporation and is a key part of the Corporate Governance system. The Committee is mandated to satisfy the requirements of the Canada Business Corporations Act.

The Audit Committee meets at a minimum, quarterly and on such other occasions as required. The auditors are invited to attend the meetings called to discuss the annual audit plan and the final review of the year-end financial statements. At least annually, the Committee meets with the auditors to review management's performance relating to financial reporting matters.

Specifically, the Committee:

(a) reviews the annual statements of the Corporation and makes recommendations to the Board with respect to these statements,

(b) reviews the quarterly financial statements and makes recommendations to the Board regarding these financial statements,

(c) reviews and approves financial information in all prospectuses, offering circulars, and similar documents,

(d) oversees the adequacy and accuracy of the Corporation's financial disclosure policies and obligations,

(e)  reviews significant accounting policies and estimates,

(f) monitors the Corporation's internal controls, financial systems and procedures, and management information systems,

(g)  oversees management's reporting on internal control,

(h) meets with the Corporation's auditors to review management's financial stewardship and to review their recommendations to management, and

(i) recommends the appointment of auditors and reviews the terms of the audit engagement and the appropriateness of the proposed fee,

(j) reviews through discussions or by way of a formal document the plan followed for the annual audit with the auditors and management,

(k)  evaluates the performance of the auditors,

(l)  confirms the independence of auditors,

(m) establishes procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and

(n) establishes procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Committee

The Corporate Governance Committee is presently composed of three directors, all of which are outside and unrelated directors. This Committee has prepared and obtained approval by the Board of a Code of Business Ethics which incorporates policies on Fair Disclosure, Insider Trading and Conflict of Interest. Reporting to the full Board of Directors, this Committee is mandated to:

1. Prepare and recommend to the Board on an annual basis, proposed goals for the Corporation and its CEO and a mandate for the CEO;

2. Ensure that the Board is adequately informed of developments and issues within the Corporation such that it is able to fulfill its duties and responsibilities;

3. Ensure that the Board reviews and approves all major corporate decisions which could reasonably be expected to affect shareholder value;

4. Assess the effectiveness of the Board as a whole, of each of the directors and of each committee of directors and consider the impact that the number of directors has on effectiveness of the Board.

5. Conduct an annual discussion among non-management directors on the role and effectiveness of independent directors;

6. Ensure that each Board Committee has a clear, written mandate and is performing diligently the tasks necessary to limit Board liability;

7.   Oversee the administration of the Corporation's Code of Business Ethics;

8. Oversee an annual review of each director's business interests in accordance with the Corporation's Conflict of Interest Policy to ascertain which conflicts might exist with respect to the interests of Seabridge and how such conflicts, if any, are to be managed so as to ensure the independence of directors and to protect the interests of Seabridge and its shareholders;

9. Review disclosure of corporate governance matters to ensure that shareholders are adequately informed of the Board's procedures for governance on their behalf.

Compensation Committee - Report on Executive Compensation

The Compensation Committee is presently composed of three directors, Dr. Vahid Fathi (Chairman), William Calhoun and Frederick Banfield, all of which are outside and unrelated directors. During 2002 this Committee developed and obtained Board approval of the two-tiered vesting requirements for insider options. Reporting to the full Board of Directors, this Committee is mandated to:

1. On an annual basis, review the total compensation of the President and Vice President(s) against their performance, mandates and goals and make recommendations on their compensation to the Board;

2. Review, approve and recommend to the Board for confirmation all grants of options to all directors and employees; ensure the proper administration of the Corporation's options program in conformity with the Corporation's Option Plan;

3. Review on an annual basis the Corporation's overall hiring and compensation practices with reference to industry norms.

None of the members of the Committee have any indebtedness to the Issuer or any of its subsidiaries nor have they any material interest, or have any associates or affiliates which have any material interest, direct or indirect, in any actual or proposed transaction in the last financial year which has materially affected or would materially affect the Issuer or any of its subsidiaries.

The compensation of the Issuer's executive officers is determined by the Board of Directors upon recommendations made by the Committee. The Committee met twice during the last financial year. The Issuer's executive compensation program consists of an annual base salary and a longer term component consisting of stock options, however the Committee may also recommend a bonus for management or its directors in the future.

Compensation Philosophy and Determination
-----------------------------------------
The guiding philosophy of the Committee in determining compensation for executives is the need to provide a compensation package that is competitive and motivating; will attract, hold and inspire qualified executives; will encourage performance by executives to enhance the growth and development of the Issuer and its subsidiaries; and will balance the interests of the executive and those of the shareholders. Achievement of these objectives is expected to contribute to an increase in shareholder value.

The Committee positions its executive compensation at or near the low end of the range of compensation levels for comparator companies. While stock option grants to executives are low by comparison to comparator companies, the Issuer considers more modest grants appropriate given the high leverage strategy of the Issuer. The comparator companies are natural resource companies involved in the acquisition, exploration, financing, development and operation of mineral properties.

When possible, the Committee reviews independently prepared surveys which provide competitive data reflecting comparable knowledge, skills and talents and the compensation paid. In addition, the Committee collects and reviews relevant compensation data for companies similar to the Issuer from publicly available information. Variables such as corporate size and earnings and rates of growth all have an influence on compensation levels and are analyzed and considered in setting compensation.

Base Salary and Bonus
---------------------
The Chairman of the Committee prepares recommendations for the Committee with respect to the base salary and if appropriate, bonuses to be paid to the Chairman and Chief Executive Officer and to other executive officers. The Committee's recommendation for base salaries and bonuses for the executive officers, including the Chairman and Chief Executive Officer, are then submitted for approval by the Board of Directors of the Issuer. The compensation recommended is determined based on an assessment by the Committee of the executive's performance, a consideration of compensation levels in companies similar to the Issuer and a review of the performance of the Issuer as a whole.

Stock Options
-------------
In 2003, the Issuer adopted a Stock Option Plan to comply with TSX Venture Exchange requirements, the purpose of which is to allow the Issuer to grant options to directors, officers, employees and consultants, as additional compensation, and as an opportunity to participate in the success of the Issuer. The granting of such options is intended to align the interests of such persons with that of the shareholders. Options will be exercisable over periods of up to 5 years (not the 10 years permitted by the Exchange) as determined by the Board of Directors of the Issuer and are required to have an exercise price no less than the closing market price of the Issuer's shares prevailing on the day that the option is granted (not at a discount of up to 25% as permitted by the Exchange).

The Issuer's Board of Directors is sensitive to the concerns of shareholders with respect to the grant of stock options to executives, namely that they can prove to be a significant but unreported expense to the Issuer and they may provide substantial, short-term windfall profits to executives due to market conditions unrelated to the Issuer's success. Therefore, in 2002, the Board of Directors adopted new policies to make the grant of stock options more accountable and fairer to shareholders. First, the Issuer voluntarily elected to expense its option grants in its financial statements beginning January 1, 2002. Second, in August 2002 the Issuer adopted a vesting policy with respect to director and executive options to ensure that these options are not exercisable unless the Issuer's shareholders have achieved significant returns exceeding those of the industry. New director and executive options are now subject to a two-tier vesting policy with the first test being the attainment of a specific share price. Once the share price has met the first test, the Issuer's share price performance must exceed the TSX Gold Index by more than 20% over the preceding six months or these options will be cancelled.

Chief Executive Officer Compensation
------------------------------------
The compensation of the Chief Executive Officer ("CEO") consists of an annual base salary, and, if warranted, bonus and stock options determined in the manner described in the above discussion of compensation for all executive officers. If employment is terminated after a change of control of the Issuer, the CEO is entitled to a severance package consisting of 12 month's salary. The foregoing report has been submitted by:

Dr. Vahid Fathi (Chairman)
William M. Calhoun
A. Fredrick Banfield

RESPONSE TO SHAREHOLDERS

The Corporation communicates regularly with its shareholders and maintains a website at www.seabridgegold.net. Management is available to shareholders to respond to questions and concerns on a prompt basis. The Board believes that management's communications with shareholders, and the avenues available for shareholders and others interested in the Corporation to have their inquiries about the Corporation answered, are responsive and effective.

If you have issues, questions or comments which you would like to have considered by your directors at the Annual Meeting of Shareholders please advise us at: The Secretary, Seabridge Gold Inc., 172 King Street East, Suite 300, Toronto, Ontario, Canada M5A 1J3, info@seabridgegold.net or by fax at 416-367-2711.

EXPECTATIONS AND ACCOUNTABILITY OF MANAGEMENT

The Board's access to information relating to the operations of the Corporation, through the membership on the Board of directors of a key member of management and, as necessary, the attendance by other members of management at the request of the Board, are key elements to the effective and informed functioning of the Board of the Corporation. Monthly financial reports are provided to all directors which reconcile actual to budgeted expenditures. In addition, commencing with the first quarter of 2004, the Corporation's auditors will undertake formal reviews of quarterly financial statements. This review includes a meeting between the Board's Audit Committee and the auditors. In the past, the Corporation has followed this procedure on an informal basis but has elected to formalize the review in keeping with new standards for continuous financial disclosure. The Board believes that a formal review by the auditors is a useful way to assure shareholders of management's accountability.

The Board is directly involved in setting and approving goals and plans and monitoring performance. This process establishes clear expectations of management and accountability for results. The Board expects the Corporation's management to take the initiative in identifying opportunities and risks affecting the Corporation's business and finding ways to deal with these opportunities and risks for the benefit of the Corporation. The Board is confident that the Corporation's management responds ably to this expectation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the Corporation's compensation plans under which equity securities are authorized for issuance as at the end of the most recently completed financial year.

-----------------------------------------------------------------------------------------------------------------------
                                                                                               NUMBER OF SECURITIES
                                                                                             REMAINING AVAILABLE FOR
                                       NUMBER OF SECURITIES TO        WEIGHTED-AVERAGE        FUTURE ISSUANCE UNDER
                                       BE ISSUED UPON EXERCISE       EXERCISE PRICE OF      EQUITY COMPENSATION PLANS
                                       OF OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
                                         WARRANTS AND RIGHTS        WARRANTS AND RIGHTS      REFLECTED IN COLUMN (A))
           PLAN CATEGORY                         (A)                        (B)                        (C)
-----------------------------------------------------------------------------------------------------------------------
 Equity compensation plans approved           1,953,900                    $1.57                     610,000
         by securityholders
-----------------------------------------------------------------------------------------------------------------------
   Equity compensation plans not                 N/A                         N/A                       N/A
    approved by securityholders
-----------------------------------------------------------------------------------------------------------------------
               Total                          1,953,900                    $1.57                     610,000
-----------------------------------------------------------------------------------------------------------------------

INDEBTEDNESS TO CORPORATION OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

No person who is, or at any time during the most recently completed financial year was, a director, proposed nominee for election as a director, executive officer, employee or former executive officer, director or employee of the Corporation or any of its subsidiaries, or any associate thereof, is, or at any time since the beginning of the most recently completed financial year of the

Corporation has been, indebted to the Corporation, or had indebtedness to another entity during that period which was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation .

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person or proposed director of the Corporation and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Corporation's most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Corporation or any of its subsidiaries.

APPOINTMENT OF AUDITORS

Shareholders will be asked to vote on the reappointment of KPMG LLP, Chartered Accountants, of Suite 3300, Commerce Court West, Toronto, Toronto, Ontario, as Auditors of the Corporation for the ensuing year at a remuneration to be fixed by the Directors. KPMG LLP was first appointed the auditors of the Corporation on April 24, 2002. Prior to that date the auditor of the Corporation was G. Ross McDonald, Chartered Accountant. Shareholders are asked to approve the appointment of KPMG LLP, Chartered Accountants, as the Auditors of the Corporation for the ensuing year and to authorize the directors to fix the remuneration to be paid the Auditors.

AUDITORS' FEES

For the years ended December 31, 2004 and 2003, the Corporation paid the external auditors $133,300 as detailed below:

                                              2004               2003
                                              ----               ----
Audit services                             $50,000            $30,000
Audit related services                      22,300             31,000
                                            ------           --------
                                            72,300            $61,000
                                            ------            -------

MANAGEMENT CONTRACTS

No management functions of the Corporation are performed to any substantial degree by a person other than the directors or executive officers of the Corporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no person: (a) who has been a director or executive officer of the Corporation at any time since the commencement of the Corporation's last fiscal year; (b) who is a proposed nominee for election as a director of the Corporation; or (c) who is an associate or affiliate of a person included in subparagraphs (a) or (b)., has material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the meeting.

OTHER MATTERS

Management of the Corporation is not aware of any other matter to come before the Meeting other than as set forth in the notice of meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is on SEDAR at www.sedar.com. Shareholders may contact the Corporation at 172 King Street East, Suite 300, Toronto, Ontario, Canada M5A 1J3 or by phone 416-367-9292 or by fax 416-367-2711 or by e-mail at info@seabridgegold.net to request copies of the Corporation's financial statements and MD&A.

Financial information is provided in the Corporation's comparative financial statements and MD&A for its most recently completed financial year which are filed on SEDAR.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED this 25 day of April, 2005.

SEABRIDGE GOLD INC.

signed "Rudi Fronk"
-------------------------------------
Rudi P. Fronk,
President and Chief Executive Officer